Exhibit 99.1
Post Holdings Reports Results for the First Quarter of Fiscal Year 2016; Raises Fiscal 2016 Adjusted EBITDA Guidance
St. Louis, Missouri - February 4, 2016 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, reported results today for the fiscal quarter ended December 31, 2015.
Highlights:

•	Net sales of $1.2 billion and Adjusted EBITDA of $235.6 million

•	Completed the acquisition of Willamette Egg Farms, effective October 3, 2015

•	Raises fiscal 2016 Adjusted EBITDA guidance to be between $810 million and $840 million
First Quarter Consolidated Operating Results
First quarter net sales were $1,248.8 million, an increase of $174.9 million, or 16.3%, compared to the prior year. The sales increase was driven by the acquisition of MOM Brands, which was completed in fiscal 2015. On a comparable basis, net sales declined 4.2% when compared to the same period in fiscal 2015 resulting from anticipated declines within the Michael Foods Group and Active Nutrition segments.
Gross profit for the first quarter was $362.5 million or 29.0% of net sales, an increase of $113.4 million compared to the prior year gross profit of $249.1 million or 23.2% of net sales. Selling, general and administrative (SG&A) expenses for the first quarter were $187.0 million or 15.0% of net sales, an increase of $19.8 million compared to the prior year SG&A of $167.2 million or 15.6% of net sales.
Adjusted EBITDA was $235.6 million for the first quarter, up $108.0 million compared to the prior year. The increase was driven primarily by organic Adjusted EBITDA growth in each of Post’s segments as well as the acquisition of MOM Brands.
Net earnings available to common shareholders were $10.5 million, or $0.15 per diluted common share, for the first quarter. Weighted-average diluted common shares outstanding was 68.8 million shares which includes the fiscal 2015 common stock issuances of 16.7 million shares. Adjusted net earnings available to common shareholders were $40.3 million, or $0.52 per diluted common share.
Post Consumer Brands
Post Consumer Brands includes the ready-to-eat (“RTE”) cereal businesses.
Net sales were $411.6 million for the first quarter, up $194.1 million over the reported prior year first quarter. On a comparable basis, net sales declined 0.9%, or $3.8 million, over the same period in fiscal 2015 with volumes flat. Growth in net sales and volume for Pebbles, Honey Bunches of Oats and co-manufacturers was offset by declines for MOM branded products, which cycled a heavily promoted period in the prior year.
Segment profit was $62.9 million and $37.6 million for first quarter 2016 and 2015, respectively. First quarter 2016 segment profit was negatively impacted by integration expenses of $7.9 million. Segment Adjusted EBITDA was $97.2 million and $49.8 million for first quarter 2016 and 2015, respectively.
Post management now expects to achieve $50 million in run-rate annualized cost synergies within the Post Consumer Brands segment by the end of fiscal year 2016.

Michael Foods Group
Michael Foods Group includes the predominantly foodservice and food ingredient egg, potato and pasta businesses and the retail cheese business.
Net sales were $586.4 million for the first quarter, a decline of 2.2%, or $12.9 million, over the reported prior year first quarter. On a comparable basis, net sales declined 6.2%, or $38.5 million, over the same period in fiscal 2015. Egg sales declined 7.5%, on a comparable basis, with volume declining 24.4%, as a result of the impact of avian influenza which reduced Post’s egg supply available for sale. Refrigerated potato products sales declined 1.7%, with volume declining 9.0%. Pasta products sales were up 5.7%, with volume up 6.1%. Cheese and other dairy case products sales declined 10.6%, with volume declining 6.7%, as a result of the impact of reduced pricing related to lower cheese and dairy input costs.
Segment profit was $80.8 million and $42.1 million for first quarter 2016 and 2015, respectively. Segment profit for the first quarter of 2016 included $8.4 million from the acquisition of Willamette Egg Farms. Segment Adjusted EBITDA was $118.0 million and $72.4 million for first quarter 2016 and 2015, respectively, with egg, pasta, potato and cheese products all achieving organic Adjusted EBITDA growth.
Active Nutrition
Active Nutrition includes the protein shakes, bars and powders and nutritional supplement products of the PowerBar, Premier Protein and Dymatize brands.
Net sales were $115.8 million for the first quarter, a decline of 11.2%, or $14.6 million, over the reported prior year first quarter. On a comparable basis, net sales declined 6.6%, or $8.2 million, over the same period in fiscal 2015, with strong growth for Premier Protein shakes offset by anticipated declines at Dymatize and PowerBar. Segment profit (loss) was $10.5 million and ($6.3) million for first quarter 2016 and 2015, respectively. Segment Adjusted EBITDA was $16.7 million and $4.7 million for first quarter 2016 and 2015, respectively.
Private Brands
Private Brands primarily includes nut butters, dried fruit and nuts, and granola.
Net sales were $135.6 million for the first quarter, an increase of 6.1%, or $7.8 million, over the reported prior year first quarter. On a comparable basis, net sales declined 3.3%, or $4.7 million, over the same period in fiscal 2015. Nut butters and dried fruit and nuts sales declined 2.5%, on a comparable basis, with volume up 3.2%. Granola and cereal sales declined 7.1%, with volume declining 8.4%. Segment profit was $12.9 million and $6.9 million for first quarter 2016 and 2015, respectively. Segment Adjusted EBITDA was $19.1 million and $14.3 million for first quarter 2016 and 2015, respectively.
Interest, Other Expense and Income Tax
Interest expense, net was $77.8 million for the first quarter compared to $60.1 million for the prior year quarter. The increase was driven by a rise in Post’s debt principal balance outstanding primarily resulting from the May 2015 term loan issuance in connection with financing the MOM Brands acquisition.
Other expense relates to non-cash mark-to-market adjustments on interest rate swaps and was $15.9 million for the first quarter of fiscal 2016, compared to $54.6 million for the first quarter of fiscal 2015.
Income tax expense was $13.7 million, or an effective income tax rate of 34.9%, in the first quarter of fiscal 2016.
Update on Acquisition
On October 5, 2015, Post announced the completion of the acquisition of Willamette Egg Farms, a producer, processor and wholesale distributor of eggs and egg products, effective October 3, 2015.
Share Repurchase Authorization
On February 2, 2016, the Board of Directors approved a share repurchase authorization of up to $300 million over the next two years. Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. The shares would be purchased with cash on hand and cash from operations. Any shares repurchased would be held as treasury stock.

Executive Chairman Transition
Effective February 2, 2016, William P. Stiritz, who previously served as Executive Chairman, transitioned to non-executive Chairman of the Board of Directors.
Outlook
Post management has raised its fiscal 2016 Adjusted EBITDA guidance range to be between $810 million and $840 million, from between $780 million and $820 million, which includes an anticipated increase in expenses aimed at brand building and driving incremental synergies.
Post management continues to expect capital expenditures for fiscal 2016 to be between $145 million and $155 million, including approximately $20 million related to growth activities and approximately $20 million related to integration activities. Maintenance capital expenditures for fiscal 2016 are expected to be between $105 million and $115 million.
Use of Non-GAAP Measures
Certain financial measures in this release are non-GAAP measures, including Adjusted EBITDA and Adjusted net earnings available to common shareholders. Management believes the use of such non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. These measures may not be comparable to similarly-titled measures of other companies. See the tables provided in this release for reconciliations to the most directly comparable GAAP financial measures.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, February 5, 2016 at 9:00 a.m. Eastern Time to discuss financial results for the first quarter of fiscal year 2016 and fiscal year 2016 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 26176230. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, February 12, 2016 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 26176230. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our expectations regarding the timing of realizing the run-rate annualized cost synergies for the Post Consumer Brands segment; our Adjusted EBITDA outlook for fiscal 2016 and our capital expenditures expectations, including expectations for growth and integration activities and maintenance. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our ability to realize the synergies contemplated by the acquisition of MOM Brands; our ability to promptly and effectively integrate the MOM Brands and Post Foods businesses; our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service outstanding debt or obtain additional financing, including secured and unsecured debt; our ability to continue to compete in our product markets and our ability to retain market position; our ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate and respond to changes in consumer preferences and trends; changes in economic conditions and consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts; legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding operations; our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales; the ultimate impact litigation may have on us, including the lawsuit (to which Michael Foods is a party) alleging violations of federal and state antitrust laws in the egg industry; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; our ability to recognize the expected benefits of the closing of the Farmers Branch, Texas manufacturing facility as well as our Parsippany, New Jersey office; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; business disruptions caused by information technology failures and/or technology hacking; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to qualified pension and other post-retirement plans; loss of key employees; our ability to protect our intellectual property; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; our ability to successfully operate international operations in compliance with applicable laws and regulations; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended December 31,
	2015	2014

Net Sales	$1,248.8	$1,073.9
Cost of goods sold	886.3	824.8
Gross Profit	362.5	249.1

Selling, general and administrative expenses	187.0	167.2
Amortization of intangible assets	38.1	33.5
Other operating expenses, net	4.5	7.5
Operating Profit	132.9	40.9

Interest expense, net	77.8	60.1
Other expense	15.9	54.6
Earnings (Loss) before Income Taxes	39.2	(73.8)
Income tax provision	13.7	23.5
Net Earnings (Loss)	25.5	(97.3)
Preferred stock dividends	(15.0)	(4.3)
Net Earnings (Loss) Available to Common Shareholders	$10.5	$(101.6)

Net Earnings (Loss) per Common Share:
Basic	$0.16	$(2.04)
Diluted	$0.15	$(2.04)

Weighted-Average Common Shares Outstanding:
Basic	67.4	49.8
Diluted	68.8	49.8

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2015	September 30, 2015
ASSETS
Current Assets
Cash and cash equivalents	$802.4	$841.4
Restricted cash	14.1	18.8
Receivables, net	367.5	366.2
Inventories	487.2	465.3
Deferred income taxes	—	47.7
Prepaid expenses and other current assets	45.4	42.3
Total Current Assets	1,716.6	1,781.7

Property, net	1,368.6	1,333.2
Goodwill	3,072.8	3,072.8
Other intangible assets, net	2,943.2	2,969.3
Other assets	62.2	63.4
Total Assets	$9,163.4	$9,220.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$16.2	$16.0
Accounts payable	233.4	265.2
Other current liabilities	314.8	329.8
Total Current Liabilities	564.4	611.0

Long-term debt	4,506.2	4,511.4
Deferred income taxes	800.2	831.8
Other liabilities	313.0	290.2
Total Liabilities	6,183.8	6,244.4

Shareholders’ Equity
Preferred stock	—	0.1
Common stock	0.7	0.6
Additional paid-in capital	3,526.4	3,538.8
Accumulated deficit	(395.5)	(421.0)
Accumulated other comprehensive loss	(98.6)	(89.1)
Treasury stock, at cost	(53.4)	(53.4)
Total Shareholders’ Equity	2,979.6	2,976.0
Total Liabilities and Shareholders’ Equity	$9,163.4	$9,220.4

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Quarter Ended December 31,
	2015	2014
Cash provided by (used in):
Operating activities	$88.7	$57.2
Investing activities, including capital expenditures of $18.5 and $23.7	(107.9)	(136.7)
Financing activities	(19.4)	(11.6)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.6)
Net decrease in cash and cash equivalents	$(39.0)	$(91.7)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended December 31,
	2015	2014
Net Sales
Post Consumer Brands	$411.6	$217.5
Michael Foods Group	586.4	599.3
Active Nutrition	115.8	130.4
Private Brands	135.6	127.8
Eliminations	(0.6)	(1.1)
Total	$1,248.8	$1,073.9
Segment Profit (Loss)
Post Consumer Brands	$62.9	$37.6
Michael Foods Group	80.8	42.1
Active Nutrition	10.5	(6.3)
Private Brands	12.9	6.9
Total segment profit	167.1	80.3
General corporate expenses and other	34.2	39.4
Interest expense	77.8	60.1
Other expense, net	15.9	54.6
Earnings (Loss) before Income Taxes	$39.2	$(73.8)

SUPPLEMENTAL SEGMENT INFORMATION
Results include one acquisition completed in fiscal 2016 and three acquisitions completed in fiscal 2015. Each acquired business is included in results as of its respective closing date as listed below. Results also include one divestiture completed in fiscal 2015, which is no longer included in results as of its respective sale date as listed below.
Comparable basis, as referred to within the text of this release, is defined as a comparison of the three-month period ended December 31, 2014 to the same three-month period in fiscal 2016, including results for the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses and excluding results for divestitures for both periods.

Business	Type	Segment	Effective Date
PowerBar and related assets	Acquisition	Active Nutrition	October 1, 2014
American Blanching Company	Acquisition	Private Brands	November 1, 2014
MOM Brands Company	Acquisition	Post Consumer Brands	May 4, 2015
Australian business and Musashi trademark	Divestiture	Active Nutrition	July 1, 2015
Willamette Egg Farms	Acquisition	Michael Foods Group	October 3, 2015

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended December 31,
	2015	2014
Net Earnings (Loss)	$25.5	$(97.3)
Income tax provision	13.7	23.5
Interest expense, net	77.8	60.1
Depreciation and amortization, including accelerated depreciation	74.8	63.1
Non-cash stock-based compensation	3.5	6.3
Transaction costs	1.0	5.0
Integration costs	7.9	2.1
Restructuring and plant closure costs	4.5	0.8
Non-cash mark-to-market adjustments on interest rate swaps	15.9	54.6
Loss on assets held for sale	4.0	7.1
Inventory valuation adjustments on acquired businesses	1.1	3.2
Mark-to-market adjustments on commodity hedges	5.2	(2.0)
Foreign currency loss on intercompany loans	0.7	1.4
Gain on change in fair value of acquisition earn-out	—	(0.7)
Spin-Off costs/post Spin-Off costs	—	0.4
Adjusted EBITDA	$235.6	$127.6
Adjusted EBITDA as a percentage of Net Sales	18.9%	11.9%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED DECEMBER 31, 2015
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$62.9	$80.8	$10.5	$12.9	$—	$167.1
General corporate expenses and other	—	—	—	—	(34.2)	(34.2)
Operating Profit (Loss)	62.9	80.8	10.5	12.9	(34.2)	132.9
Depreciation and amortization, including accelerated depreciation	26.3	34.4	6.2	6.2	1.7	74.8
Non-cash stock-based compensation	—	—	—	—	3.5	3.5
Transaction costs	—	—	—	—	1.0	1.0
Integration costs	7.9	—	—	—	—	7.9
Restructuring and plant closure costs	—	—	—	—	4.5	4.5
Loss on assets held for sale	—	—	—	—	4.0	4.0
Inventory valuation adjustments on acquired businesses	—	1.1	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	0.1	1.3	—	—	3.8	5.2
Foreign currency loss on intercompany loans	—	0.4	—	—	0.3	0.7
Adjusted EBITDA	$97.2	$118.0	$16.7	$19.1	$(15.4)	$235.6
Adjusted EBITDA as a percentage of Net Sales	23.6%	20.1%	14.4%	14.1%	—	18.9%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED DECEMBER 31, 2014
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$37.6	$42.1	$(6.3)	$6.9	$—	$80.3
General corporate expenses and other	—	—	—	—	(39.4)	(39.4)
Operating Profit (Loss)	37.6	42.1	(6.3)	6.9	(39.4)	40.9
Depreciation and amortization	12.2	36.6	6.9	6.0	1.4	63.1
Non-cash stock-based compensation	—	—	—	—	6.3	6.3
Transaction costs	—	—	—	—	5.0	5.0
Integration costs	—	—	2.0	—	0.1	2.1
Restructuring and plant closure costs	—	—	—	—	0.8	0.8
Loss on assets held for sale	—	—	—	—	7.1	7.1
Inventory valuation adjustments on acquired businesses	—	—	1.9	1.3	—	3.2
Mark-to-market adjustments on commodity hedges	—	(7.1)	—	—	5.1	(2.0)
Foreign currency loss on intercompany loans	—	0.8	0.2	0.1	0.3	1.4
Gain on change in fair value of acquisition earn-out	—	—	—	—	(0.7)	(0.7)
Spin-Off costs/post Spin-Off costs	—	—	—	—	0.4	0.4
Adjusted EBITDA	$49.8	$72.4	$4.7	$14.3	$(13.6)	$127.6
Adjusted EBITDA as a percentage of Net Sales	22.9%	12.1%	3.6%	11.2%	—	11.9%

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended December 31,
	2015	2014
Net Earnings (Loss) Available to Common Shareholders	$10.5	$(101.6)

Adjustments:
Transaction costs	1.0	5.0
Integration costs	7.9	2.1
Restructuring and plant closure costs, including accelerated depreciation	4.8	0.8
Non-cash mark-to-market adjustments on interest rate swaps	15.9	54.6
Loss on assets held for sale	4.0	7.1
Inventory valuation adjustments on acquired businesses	1.1	3.2
Mark-to-market adjustments on commodity hedges	5.2	(2.0)
Foreign currency loss on intercompany loans	0.7	1.4
Gain on change in fair value of acquisition earn-out	—	(0.7)
Spin-Off costs/post Spin-Off costs	—	0.4
Total Net Adjustments	40.6	71.9
Income tax effect on adjustments	(14.2)	(27.5)
Preferred stock dividends adjustment (1)	3.4	—
Adjusted Net Earnings (Loss) Available to Common Shareholders	$40.3	$(57.2)

Weighted-Average Shares Outstanding - Diluted (1)	77.9	49.8

Adjusted Diluted Net Earnings (Loss) per Common Share	$0.52	$(1.15)

(1) Adjusted Diluted Net Earnings per Common Share for the quarter ended December 31, 2015 includes 9.1 million incremental shares on the assumed conversion of remaining outstanding preferred stock and excludes $3.4 million of preferred stock dividends.